EXHIBIT 99.1
KBR

601 Jefferson St. • Houston, Texas 77002
Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE	Contact:	Heather Browne
May 10, 2007		Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
rob.kukla@kbr.com

KBR and Fellow Shareholders Announce Sale
of DML Shipyard Business for £350 million

HOUSTON, Texas - KBR (NYSE:KBR) along with fellow shareholders the Weir Group and Balfour Beatty, today announced that they have agreed to sell their interests in Devonport Management Limited (DML) to Babcock International Group plc for total proceeds of £350 million. KBR’s ownership in DML is 51%. The transaction is expected to close within 60 days, subject to customary closing conditions including Babcock shareholder approval. DML, through its subsidiary Devonport Royal Dockyard, is the primary dockyard performing refueling and related maintenance for the UK’s nuclear submarine fleet.

“Long-term involvement in DML is not core to KBR’s strategy and a sale on the terms agreed represents excellent value for our shareholders,” said William P. Utt, KBR Chairman, President and Chief Executive Officer. “KBR continues to enjoy a successful and productive relationship with the Ministry of Defence (MoD) and looks forward to continuing to be a key supplier to the MoD for its services programs and to growing our overall presence in the UK.”

The UK Defence Industrial Strategy (DIS), announced in December 2005, seeks to rationalize existing surface and subsurface vessel programs. In both the surface ship and submarine market segments, the MoD seeks to achieve an integrated design, construction, operation and maintenance activity. This program is commonly referred to as “through life support”. Additionally, the MoD is expected to complete the work on its existing contract, rationalizing its active submarine fleet. Further, the next class of nuclear submarines, the Astute class, will not require any nuclear refueling during their service life and will incorporate the latest materials and systems designed to minimize maintenance intervals and costs.

With the reduction in submarine retrofit and refueling streams, and the customer’s objective of purchasing an integrated through life support solution, coupled with the requirement to consolidate the primary dockyards in the UK to reduce cost, KBR believes it is appropriate to divest this business so that the company may focus more clearly on its engineering, construction and services offerings to its industrial governmental and military customers.

Over the past several years, in response to the reduction in the submarine retrofit and refueling backlog, DML management has actively pursued other business lines that include non-submarine activity such as warship support, private yacht design and construction, military vehicle assembly and other heavy equipment maintenance activities. These non-retrofit and refueling activities now account for approximately 50% of DML’s revenues.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. We offer our wide range of services through our Energy and Chemicals (E&C), Government and Infrastructure (G&I), and Ventures business segments. For more information about KBR, visit the company’s website at www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding implementation of the UK DIS and the future of the MoD’s nuclear submarine program, DML’s future revenues and business prospects, KBR’s future business opportunities in the UK and KBR’s continued relationship with the MoD, are forward-looking statements within the meaning of federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond company’s control that could cause actual results to differ materially from the results expressed or implied by the statements.

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